Exhibit 99.1

Vermillion Reports Second Quarter 2016 Results

Conference Call at 8:00 a.m. ET Today

AUSTIN, Texas — August 10, 2016 — Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, reported its financial results for the second quarter ended June 30, 2016.

Valerie Palmieri, President and CEO of Vermillion, Inc., stated, “We believe that our performance during the second quarter of 2016 has built a solid foundation for continued success throughout the remainder of the year, and that we are well positioned to enter the ‘market expansion and growth’ phase of our strategy this year, which will include the targeted launch of Overa.”

Recent Corporate Developments:

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Announced agreements for coverage of OVA1 with Priority Health Managed Benefits, a Michigan healthcare insurance company; Independent Medical Systems, a preferred provider organization based in Dallas, TX; and Sutter Valley Medical Foundation (Gould Medical Foundation), a California nonprofit public benefit corporation based in Sacramento, CA.

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Commenced operations for ASPiRA IVD, Inc. ASPiRA IVD, formed in April 2016, is a specialized laboratory provider dedicated to meeting the unique testing needs of In Vitro Diagnostic (IVD) manufacturers commercializing high-complexity assays. ASPiRA IVD plans to leverage its existing specimen bank, database, FDA experience and laboratory informatics to provide high-quality IVD testing services, while potentially enhancing Vermillion’s pipeline of future technologies.

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Presented a poster entitled “Precision Profile of a Second Generation Multivariate Index Assay,” at the 68th American Association of Clinical Chemistry (AACC) Annual Scientific Meeting & Clinical Lab Expo in Philadelphia, PA.  This poster described innovative methods for validation of precision and reproducibility in multianalyte tests with complex algorithms using Overa.

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Executed exclusive international Overa distribution agreements with Pro-Genetics LTD in Israel and MacroHealth, Inc. in the Philippines. MacroHealth is Vermillion’s first decentralized international agreement with Overa specimen testing to be performed in the Philippines.

Q2 2016 Financial Results

Total revenue in the second quarter of 2016 was $709,000 compared to $535,000 in the same year-ago quarter. The second quarter 2016 revenue included $554,000 from product sales of OVA1 by ASPiRA LABS and $155,000 of service revenue from ASPiRA IVD. Second quarter revenue in 2015 was comprised of $483,000 in OVA1 product revenue from Quest Diagnostics sales and $52,000 in OVA1 product revenue from ASPiRA LABS. ASPiRA IVD began operations in the second quarter of 2016, and thus there was no comparable service revenue in the prior year.

Product revenue in the second quarter of 2016 was derived from 2,345 OVA1 tests performed by ASPiRA LABS.  ASPiRA LABS performed a total of 274 tests in the second quarter of the prior year in addition to the 3,829 OVA1 tests performed at Quest Diagnostics. Revenue on a per test performed basis increased to $236 in the second quarter of 2016 compared to $130 in the second quarter of 2015.

Cost of product revenue for the second quarter of 2016 totaled $527,000 and was consistent with the comparable prior year quarter. Cost of service revenue totaled $60,000 for ASPiRA IVD services.

Total operating expenses in the second quarter of 2016 decreased to $3.9 million compared to $4.8 million in the same year-ago quarter. The decrease was due primarily to lower sales personnel and personnel-related expenses following our February 2016 restructuring as well as lower research and development collaboration costs; partially offset by costs related to establishing the laboratory for ASPiRA IVD.

Net loss for the second quarter of 2016 was $3.7 million or $(0.07) per share, as compared to a net loss of $4.8 million or $(0.11) per share in the same year-ago quarter.

As of June 30, 2016, cash and equivalents totaled $11.1 million. We utilized a net $2.0 million in cash in the second quarter of 2016 after taking into account $2.0 million in disbursements received in April 2016 from a loan of up to $4.0 million from the State of Connecticut Department of Economic and Community Development. The Company is entitled to the remaining $2.0 million upon the achievement of certain future milestones. Net cash utilization of $3.2 - $3.7 million is expected in the third quarter of 2016.

Conference Call and Webcast

Vermillion’s President and CEO Valerie Palmieri will host a call today to discuss results followed by a question and answer period.

Wednesday, August 10th @ 8:00am Eastern Time

Domestic:888-523-1228

International:719-457-2689

Passcode:4603836

Webcast:http://public.viavid.com/index.php?id=120291

Replay, available through August 25th:

Domestic:877-870-5176

International:858-384-5517

Replay PIN:4603836

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Vermillion at (512) 519-0400.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, discovers, develops, and delivers innovative diagnostic and technology tools that help women with serious diseases.  The company's initial in vitro diagnostic test, OVA1®, was the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and represented a new class of software-based liquid biopsy in vitro diagnostics. In March 2016, Vermillion received FDA clearance for Overa™, a second generation OVA1 test with significantly improved specificity and ease of use. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including plans with respect to ASPiRA IVD, the targeted launch of Overa, and expected cash utilization in future periods. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) Vermillion’s ability to increase the volume of OVA1 sales; (2) Vermillion’s ability to market its test through sales channels other than Quest Diagnostics, including ASPiRA LABS; (3) failures by third-party payers to reimburse OVA1 or changes or variances in reimbursement rates; (4) Vermillion’s ability to secure additional capital on acceptable terms to execute its business plan; (5) Vermillion’s ability to commercialize Overa both within and outside the United States; (6) in the event that Vermillion succeeds in commercializing Overa outside the United States, the political, economic and other conditions affecting other countries (including foreign exchange rates); (7) Vermillion’s ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; (8) Vermillion’s ability to compete successfully; (9) Vermillion’s ability to obtain any regulatory approval for Vermillion’s future diagnostic products; (10) Vermillion’s or its suppliers’ ability to comply with FDA requirements for production, marketing and post market monitoring of its products; (11) additional costs that may be required to make further improvements to Vermillion’s manufacturing operations; (12) Vermillion’s ability to maintain sufficient or acceptable supplies of immunoassay kits from its suppliers; (13) Vermillion’s ability to continue to develop, protect and promote its proprietary technologies; (14) future litigation against Vermillion, including infringement of intellectual property and product liability exposure; (15) Vermillion’s ability to retain key employees; (16) business interruptions; (17) legislative actions resulting in higher compliance costs; (18) changes in healthcare policy; (19) Vermillion’s ability to comply with environmental laws; (20) Vermillion’s ability to generate sufficient demand for ASPiRA LABS’ services to cover its operating costs; (21) Vermillion’s ability to comply with the additional laws and regulations that apply to it in connection with the operation of ASPiRA LABS; (22) Vermillion’s ability to comply with FDA regulations that relate to its products and to obtain any FDA clearance or approval required to develop and perform laboratory developed tests; (23) ASPiRA IVD’s lack of operating history; (24) ASPiRA IVD’s ability to generate and maintain business; (25) fluctuations over time with respect to ASPiRA IVD’s operating results; (26) ASPiRA IVD’s ability to enter into profitable contracts; (27) ASPiRA IVD’s ability to maintain effective information systems without significant interruption; ASPiRA IVD’s ability to perform its services in compliance with contractual requirements, regulatory standards and ethical considerations; and (24) other factors that are described in Vermillion's Form 10-K for the year ended December 31, 2015 and Form 10-Q for the quarter ended March 31, 2016 as filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

mwood@lifesciadvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$11,062	$18,642
Accounts receivable	243	87
Prepaid expenses and other current assets	407	550
Inventories	80	87
Total current assets	11,792	19,366
Property and equipment, net	2,107	1,504
Other Assets	-	90
Total assets	$13,899	$20,960
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$503	$988
Accrued liabilities	1,858	2,208
Deferred revenue	16	-
Short-term debt	180	-
Other current liabilities	32	155
Total current liabilities	2,589	3,351
Non-current liabilities:
Long-term debt	1,758	-
Other non-current liabilities	47	63
Total liabilities	4,394	3,414
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001 per share, 150,000,000 shares authorized at
June 30, 2016 and December 31, 2015; 52,222,280 and 52,113,059 shares
issued and outstanding at June 30, 2016 and December 31, 2015, respectively	52	52
Additional paid-in capital	388,687	388,082
Accumulated deficit	(379,234)	(370,588)
Total stockholders’ equity	9,505	17,546
Total liabilities and stockholders’ equity	$13,899	$20,960

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Product	$554	$535	$1,059	$1,170
Service	155	-	155	-
License	-	-	-	316
Total revenue	709	535	1,214	1,486
Cost of revenue:
Product(1)	527	574	1,055	1,065
Service	60	-	60	-
Total cost of revenue	587	574	1,115	1,065
Gross profit	122	(39)	99	421
Operating expenses:
Research and development(2)	564	919	1,498	2,024
Sales and marketing(3)	1,628	2,559	3,908	4,776
General and administrative(4)	1,691	1,331	3,350	2,731
Total operating expenses	3,883	4,809	8,756	9,531
Loss from operations	(3,761)	(4,848)	(8,657)	(9,110)
Interest income (expense), net	(8)	6	(5)	15
Other income (expense), net	20	(7)	16	109
Net loss	$(3,749)	$(4,849)	$(8,646)	$(8,986)
Net loss per share - basic and diluted	$(0.07)	$(0.11)	$(0.17)	$(0.21)
Weighted average common shares used to compute basic and diluted net loss per common share	52,151,440	42,985,954	52,132,288	43,050,872
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$22	$10	$46	$19
(2) Research and development	22	32	53	63
(3) Sales and marketing	14	36	56	73
(4) General and administrative	319	121	445	209